ROSE, SNYDER & JACOBS
    ---------------------
    A CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS


February 18, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth St, N.W.
Washington D.C.
USA 20549

Dear Sir and/or Madam:

We have read the statements that we understand Network Installation Corp. will include under Item 4.01 of the Form 8-K it will file regarding the recent changes of auditors. We agree with such statements made regarding our firm.

Yours truly,

/s/  Rose, Synder & Jacobs
     ---------------------------------------------
     Rose, Synder $ Jacobs
     A Corporation of Certified Public Accountants

CC: Network Installation Corp.